THOMPSON HINE BRUSSELS CINCINNATI CLEVELAND COLUMBUS DAYTON NEW YORK WASHINGTON, D.C.

November 28, 2006

Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Re: Unified Series Trust, File Nos. 333-100654 and 811-21237

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 77 to the Registration Statement, File Nos. 333-100654 and 811-21237 (the "Registration Statement"), of Unified Series Trust (the "Trust").

We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that the shares of the Abacus Bull Moose Growth Fund, the ACM Convertible Securities Fund, the Appleseed Fund, the Archer Balanced Fund, the Becker Small Cap Equity Fund, the Becker Value Equity Fund, the Chicken Little Growth Fund, the Chinook Emerging Growth Fund, the Crawford Dividend Growth Fund, the Dean International Fund, the Dean Large Cap Value Fund, the Dean Small Cap Value Fund, the Dreman Contrarian Large-Cap Value Fund, the Dreman Contrarian Mid-Cap Value Fund, the Dreman Contrarian Small-Cap Value Fund, the FCI Bond Fund, the FCI Equity Fund, the Geronimo Option & Income Fund, the Geronimo Multi-Strategy Fund, the Geronimo Sector Opportunity Fund, the GJMB Growth Fund, the GLOBALT Growth Fund, the IMS Capital Value Fund, the IMS Strategic Allocation Value Fund, the IMS Strategic Income Fund, the Iron Market Opportunity Fund, the Iron Market Strategic Income Fund, the Leader Short-Term Bond Fund, the Leeb Focus Fund, the Marathon Value Portfolio, the Marco Targeted Return Fund, the Monteagle Fixed Income Fund, the Monteagle Large Cap Growth Fund, the Monteagle Value Fund, the NS Small Cap Growth Fund, the Polynous Growth Fund, the QCM Absolute Return Fund, the Sound Mind Investing Fund, the Sound Mind Investing Managed Volatility Fund, the StoneRidge Small Cap Growth Fund, the Symons Alpha Growth Institutional Fund, the Symons Alpha Value Institutional Fund, the Symphony Wealth Management Ovation Fund, the Tributary Income Fund, and the Toreador Large Cap Fund, each a series of the Trust, if issued in accordance with the then currently effective Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 77 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

Thompson Hine LLP

THOMPSON HINE LLP

JMS/DSM